Exhibit 5.1

February 28, 2024

Revance Therapeutics, Inc. 1222 Demonbreum Street, Suite 2000 Nashville, Tennessee 37203

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Revance Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”) for the registration under the Securities Act of 1933, as amended (the “Securities Act”), of a maximum of 3,818,510 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), to be issued pursuant to awards under the Revance Therapeutics, Inc. 2014 Equity Incentive Plan (the “2014 Plan”) and the Revance Therapeutics, Inc. 2014 Employees Stock Purchase Plan (the “2014 ESSP”, and together with the 2014 Plan, the “Plans”).

Based upon our examination of such documents and other matters as we deem relevant, we are of the opinion that the Shares to be offered by the Company under the Plans pursuant to the Registration Statement are duly authorized and, when issued and sold by the Company in accordance with the respective Plan, the awards thereunder, the Registration Statement and the related prospectus, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/s/ Honigman LLP
HONIGMAN LLP

JQW/EAAL/JPK